Exhibit 10.2

August 19, 2013

Connie L. Chen
[address omitted - PII)

Dear Connie,

Coupons.com Incorporated (“Coupons.com” or the “Company”) is pleased and proud to extend to you an offer of employment with Coupons.com as our Director of Legal Affairs. This position will report to Richard Hornstein, in the Mountain View, CA office, and we look forward to your starting on or about Tuesday, September 03, 2013. At Coupons.com, we know that people are our most important asset, and we are happy to offer you a comprehensive compensation package which includes the following:

•A total annualized base salary of $202,000, paid on a semi-monthly basis, less all applicable withholding and deductions. Currently, the Company’s salary payroll dates are the 15th and the last working day of each month.

•The opportunity to earn an annual, discretionary bonus of up to 20% of your base salary (less all applicable withholding and deductions). This bonus is based upon your successful completion of objectives, your overall performance and the company’s overall performance. The bonus will be prorated to your start date in your first year of employment.

•A benefits package (subject to eligibility) which includes medical, dental, and vision coverage. You may also be eligible to participate in Coupons.com’s 401(k) plan, which currently includes a company match of up to
$6,000 annually. The complete benefits package is outlined in the attached benefits summary.

•Subject to the approval of Coupons.com’s Board of Directors or its Compensation Committee, you will be granted restricted stock units (the “RSUs”) to acquire 90,000 shares of Coupons.com’s Common Stock. The RSUs will be subject to the terms and conditions applicable to awards granted under Coupons.com’s 2006 Stock Plan (“Plan”), as described in the Plan and the applicable award agreement. Vesting requires satisfaction of two requirements. First, the RSUs will vest twenty-five percent (25%) of the shares on the one (1) year anniversary of your employment start date or other vesting commencement date, as determined by the Board of Directors or its Compensation Committee (the “Vesting Commencement Date”), and twenty-five percent (25%) of the shares each year thereafter on the same day of the year as the Vesting Commencement Date, as further described in the Plan and the applicable award agreement. However, no RSUs will vest until the earlier to occur of: (i) the date that is the earlier of (x) six (6) months after the effective date of an initial public offering of the Company’s securities (“IPO”) or (y) March 15 of the calendar year following the year in which the IPO was declared effective; and (ii) the date of a Change in Control; (any of the foregoing (i) and (ii) being an “Initial Vesting Event”). At the time of the Initial Vesting Event, the RSU will be settled, that is shares will be delivered to you, calculated based on the number of years you were employed from the Vesting Commencement Date through the date of settlement even if you are no longer employed on the date of settlement, as further described in the Plan and the applicable award agreement. After the Initial Vesting Event, you will continue to vest as set forth above as long as you remain employed by Coupons.com.

We also do have conditions of employment (many legally mandated), a few of which we need to highlight for you in this letter. In order to go forward as an employee of Coupons.com, you will need to understand and agree to the following:

•We require a fully signed and executed At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement. This is being provided to you with this offer, and, your signed copy will be provided to you on or after your last day of employment. In addition, by signing this letter, you confirm that you are under no contractual or other obligations that would prohibit you from, or that would conflict or that are inconsistent with your performing your duties with Coupons.com. Lastly, we fully expect that you will comply with any prior employers’ agreements of this nature or any other obligations you may have to a former employer or otherwise.

•All employment with Coupons.com is “at-will,” meaning that either you or Coupons.com may terminate your employment at any time and for any reason or for no reason, with or without cause. Any contrary representations that may have been made to you are superseded by this offer. This is the full and complete agreement between you and Coupons.com regarding this term. Although your job duties, title, compensation and benefits, as well as Coupons.com’s policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and Coupons.com’s Chief Executive Officer.

•During the period that you are employed by Coupons.com, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of Coupons.com. Please disclose to Coupons.com in writing any other employment, business or activity that you are currently associated with or participate in that competes with Coupons.com. You may not assist any other person or organization in competing with Coupons.com or in preparing to engage in competition with the business or proposed business of Coupons.com.

•On your first day of work, please bring documentation demonstrating that you have authorization to work in the United States. A list of required documents will be provided to you prior to your start date. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our Human Resources office at 650.605.4558.

•Completion of successful reference checks and a clear background investigation.

This letter supersedes and replaces any prior understanding or agreements, whether oral, written or implied, between you and Coupons.com regarding the matters described in this letter.

We would be delighted if you would accept this offer, with all the terms and conditions listed above, by signing and dating both the original of this letter as well as the At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement and return them to me. This offer, if not accepted, will expire at the close of business on Wednesday, August 21, 2013.

We cannot tell you how excited we are that you are making the decision to join Coupons.com! If you have any questions concerning this offer, please call our Director of Staffing, Ken Perluss at 650-605-4677.

Very truly yours,

COUPONS.COM INCORPORATED
By: Michele Murgel
Title: Vice President, Human Resources

I have read and hereby accept this employment offer:

/s/ Connie L. Chen

Signature of Connie L. Chen

Dated: 8/20/2013     Start Date: ~9/3/2013
Attachments
At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (omitted)